Total Return Securities Fund N-2/A

Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-2 of Total Return Securities Fund (formerly The Swiss Helvetia Fund, Inc.) and to the use of our report dated March 3, 2025 on the financial statements and financial highlights of Total Return Securities Fund, appearing in Form N-CSR for the year ended December 31, 2024, which are also incorporated by reference into the Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

October 23, 2025